Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

Berry Global Group, Inc. Reports Strong Second Quarter 2020 Results;
Net Sales up 53 percent; 2 Percent Organic Volume Growth

EVANSVILLE, Ind. – May 1, 2020 – Berry Global Group, Inc. (NYSE:BERY) today reported its second quarter 2020 results, referred to in the following as the March 2020 quarter.

Second Quarter Highlights (all comparisons made to the March 2019 quarter)
●	Net sales up 53 percent to $3.0 billion
●	Operating income up 54 percent to $284 million
●	Operating EBITDA up 52 percent to $539 million
●	Net income per diluted share increase of 71 percent to $0.94
●	Adjusted net income per diluted share increase of 42 percent to $1.19
●	RPC Group Plc (“RPC”) integration progressing on plan; synergy target remains on track
●	Reaffirmed fiscal year 2020 cash flow from operations and free cash flow guidance of $1.4 billion and $800 million, respectively

Berry’s Chairman and CEO, Tom Salmon said, “While there are unprecedented uncertainties impacting the global economy right now, we are fortunate to have an extremely diverse portfolio of products, both geographically and by end market, which will further demonstrate our proven track record of stability as we progress through the back half of fiscal  2020.  The long-term fundamentals of the business have strengthened and we remain focused on our top three financial objectives of improving our strong balance sheet, organically growing our businesses, and integrating the RPC acquisition as demonstrated in this recently completed quarter.

“I am happy to report we generated March quarterly records for net sales and operating EBITDA, both increasing over 50 percent to $3 billion and $539 million, respectively.  Our adjusted earnings per share increased 42 percent to $1.19, and we reported a significant improvement in quarterly free cash flow, bringing our four quarters ended free cash flow to $886 million.

“For the March 2020 quarter, overall volumes were up 2 percent in the aggregate.  We estimate the net volume benefit from corona-driven activity in the quarter was 1 percent.  Specific detail by segment includes our Health, Hygiene & Specialties segment, which recorded stronger than expected volume growth of 3 percent.  We anticipated volume growth inflection within this business in the June quarter and we are very proud of accomplishing this goal a quarter ahead of plan.  Our Engineered Materials team delivered volume growth in the quarter of 2 percent, which was in line with our commitment.  Our Consumer Packaging North American business had flat volume for the quarter with strength in healthcare, household cleaning and grocery offset by softness in food service and industrial markets.  We remain encouraged by the momentum of the division with a continued growing revenue pipeline.  And lastly, our Consumer Packaging International business reported improved volumes sequentially, and we continue to efficiently integrate the business with an intense focus on developing our growth pipeline and realizing the cost synergies in our initial forecast of $150 million.

“Our financial profile remains solid as we have a strong liquidity position with over $950 million of cash at the end of the quarter as well as an undrawn $850 million asset-based line of credit representing $1.8 billion of liquidity.  Also, we have no financial maintenance covenants or near-term debt maturities.”

March 2020 Quarter Results

Consolidated Overview
Overall net sales in the quarter were $2,975 million a 53 percent increase compared to the prior year quarter.  The net sales growth is primarily attributed to acquisition net sales of $1,174 and a base volume increase of 2 percent. These increases were partially offset by lower selling prices of $148 million due to the pass through of lower resin costs and prior quarter divestiture sales of $24 million.

The operating income increase is primarily attributed to acquisition operating income of $81 million, an $11 million decrease in business integration costs, a $9 million decrease in selling, general and administrative expenses primarily related to timing of issuing annual option awards to employees and an $8 million decrease in depreciation and amortization.  These improvements were partially offset by a $9 million negative impact from price cost spread and prior quarter divestiture operating income of $7 million.

Consumer Packaging - International
Consumer Packaging – International delivered net sales of nearly $1.1 billion in the March 2020 quarter.  The net sales and operating income growth in the Consumer Packaging International segment is attributed to the RPC acquisition.

Consumer Packaging - North America
Consumer Packaging – North America delivered net sales of $706 million, a 10 percent increase compared to the March 2019 quarter.  The net sales growth in the Consumer Packaging North America segment is primarily attributed to acquisition net sales of $123 million related to the U.S. portion of the acquired RPC business partially offset by lower selling prices of $56 million due to the pass through of lower resin costs.

The operating income increase is primarily attributed to acquisition operating income of $16 million and a $3 million decrease in depreciation and amortization.

Engineered Materials
Engineered Materials delivered net sales of $598 million in the March 2020 quarter.  The net sales decrease in the Engineered Materials segment is primarily attributed to lower selling prices of $39 million due to the pass through on lower resin costs partially offset by a 2 percent base volume increase.

The operating income increase is primarily attributed to a $4 million decrease in depreciation and amortization, a $4 million decrease in selling, general and administrative expenses, and a favorable impact from price cost spread.

Health, Hygiene, & Specialties
Health, Hygiene & Specialties delivered net sales of $576 million in the March 2020 quarter.  The net sales decrease in the Health, Hygiene & Specialties segment is primarily attributed to lower selling prices of $52 million due to the pass through of lower resin costs and prior quarter sales of $24 million related to the divested Seal for Life (SFL) business. These decreases are partially offset by a 3 percent base volume increase.

The operating income decrease is primarily attributed to an $8 million unfavorable impact from price cost spread and prior quarter operating income of $7 million related to the divested SFL business. These decreases were partially offset by a $6 million decrease in business integration costs and a $3 million favorable impact from the base volume increase.

Cash Flow and Capital Structure
Our cash flow from operating activities was $315 million for the quarter ended March 28, 2020, compared to $170 million in the prior year quarter, increasing over 80 percent, primarily from incremental cash flow resulting from the RPC acquisition.  Our free cash flow for the quarter ended March 28, 2020, was $200 million, an increase of 156 percent compared to $78 million in the prior year quarter.  The Company’s cash flow from operating activities and free cash flow for the four quarters ended March 28, 2020, was $1.4 billion and $886 million, respectively.

Our total debt less cash and cash equivalents at the end of the March 2020 quarter was $10,162 million.  Adjusted EBITDA for the four quarters ended March 28, 2020, was $2,127 million.

RPC Group Plc Acquisition
In July 2019, we completed the acquisition of RPC, for aggregate consideration of $6.1 billion.  RPC is a leading plastic product design and engineering company for packaging and select non-packaging markets, with 189 sites in 34 countries. RPC develops and manufactures a diverse range of products for a wide variety of customers, including many household names, and enjoys strong market positions in many of the end markets it serves and the geographical areas in which it operates.  It uses a wide range of polymer conversion techniques and is also one of the largest plastic recyclers in Europe.  The international based facilities are now operated within Berry’s Consumer Packaging - International segment with the remaining U.S. based facilities operated within the Consumer Packaging - North America segment.

The legacy RPC business demonstrated a sequentially improved financial performance in the March 2020 quarter.  Volumes were 2 percent lower compared to the prior year quarter, with operating EBITDA down approximately 3 percent.  The volume decline in the quarter was primarily attributed to the impact of COVID-19 in Asia along with continued weakness in European industrial markets partially offset by growth in grocery, pharmaceutical, and hygiene markets.

Sale of SFL Business
In July 2019, the Company completed the sale of its SFL business, which was operated in our Health, Hygiene & Specialties segment for net proceeds of $325 million.  The SFL business had sales of approximately $120 million for the four quarters ended June, 29, 2019.  The Company used the proceeds of the sale to repay debt and expedite the primary goal of improving our balance sheet.

Outlook
While certain markets have been impacted by COVID-19 and related restrictions, we are fortunate to have such a diversified portfolio with strong, stable end markets.  Our guidance has assumed COVID-19 related restrictions, such as shelter-in-place orders, continue for the remainder of our fiscal year.  We believe approximately 65 percent of our portfolio is advantaged to neutral with about 35 percent disadvantaged related to COVID-19.  We expect the coronavirus to negatively impact our volumes with a low-single digit decline, but believe that we will still generate growth in EBITDA for the back half of our fiscal year driven by cost synergies and improved cost productivity.  The net negative impact we are anticipating related to COVID-19 on volumes and earnings are transitory.  As the restrictions are lifted, we anticipate all our segments will return to positive organic growth, as demonstrated in the most recent fiscal quarter from the pre-COVID-19 volumes and earnings levels.

We are pleased to report that we expect our fiscal year 2020 free cash flow will be in excess of $800 million, which includes at least $1.4 billion of cash flow from operations partially offset by capital expenditures of $600 million.  Cash taxes are expected to be $150 million, and cash interest costs are projected at $430 million assuming interest rates at the end of the March quarter.  Additionally, we expect working capital, restructuring and other costs to be $50 million.

We believe the acquisition of RPC is truly a transformational and complementary opportunity for our Company and we are off to a solid start with respect to our synergy realization and integration activities.  We intend to realize approximately $150 million of annual cost synergies of which an estimated $75 million is expected to be realized in fiscal 2020.

Investor Conference Call
The Company will host a conference call today, May 1, 2020, at 10 a.m. Eastern Time to discuss our second fiscal quarter 2020 results.  The telephone number to access the conference call is (800) 305-1078 (domestic), or (703) 639-1173 (international), conference ID 6897421.  We expect the call to last approximately one hour.  Interested parties are invited to listen to a live webcast and view the accompanying slides by visiting the Company’s Investor page at www.berryglobal.com.  A replay of the conference call can also be accessed on the Investor page of the website beginning May 1, 2020, at 1 p.m. Eastern Time, to May 15, 2020, by calling (855) 859-2056 (domestic), or (404) 537-3406 (international), access code 6897421.

About Berry
Berry Global Group, Inc. (NYSE:BERY), headquartered in Evansville, Indiana, is committed to its mission of ‘Always Advancing to Protect What’s Important,’ and proudly partners with its customers to provide them with value-added protective solutions that are increasingly light-weighted and easier to recycle or reuse.  The Company is a leading global supplier of a broad range of innovative rigid, flexible, and non-woven products used every day within consumer and industrial end markets.  Berry, a Fortune 500 company, has over 48,000 employees and generated $12.6 billion of pro forma net sales in fiscal year 2019 from operations that span over 290 locations on six continents.  For additional information, visit Berry’s website at berryglobal.com.

Non-GAAP Financial Measures
This press release includes non-GAAP financial measures such as operating EBITDA, Adjusted EBITDA, Adjusted net income, and free cash flow.  A reconciliation of these non-GAAP financial measures to comparable measures determined in accordance with accounting principles generally accepted in the United States of America (GAAP) is set forth at the end of this press release.

Forward Looking Statements
Statements in this release that are not historical, including statements relating to the expected future performance of the Company, are considered “forward looking” within the meaning of the federal securities laws and are presented pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  You can identify forward-looking statements because they contain words such as “believes,” “expects,” “may,” “will,” “should,” “would,” “could,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” “anticipates,” “outlook,” or “looking forward,” or similar expressions that relate to our strategy, plans, or intentions.  All statements we make relating to our estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates, and financial results or to our expectations regarding future industry trends are forward-looking statements.  In addition, we, through our senior management team, from time to time make forward-looking public statements concerning our expected future operations and performance and other developments.  These forward-looking statements are subject to risks and uncertainties that may change at any time, and, therefore, our actual results may differ materially from those that we expected.

Important factors that could cause actual results to differ materially from our expectations, which we refer to as cautionary statements, are disclosed under “Risk Factors” and elsewhere in our Annual Report on Form 10-K and subsequent filings with the Securities and Exchange Commission, including, without limitation, in conjunction with the forward-looking statements included in this release.  All forward-looking information and subsequent written and oral forward-looking statements attributable to us, or to persons acting on our behalf, are expressly qualified in their entirety by the cautionary statements.  Some of the factors that we believe could affect our results include:  (1) risks associated with our substantial indebtedness and debt service; (2) changes in prices and availability of resin and other raw materials and our ability to pass on changes in raw material prices to our customers on a timely basis; (3) risks related to acquisitions or divestitures and integration of acquired businesses and their operations, and realization of anticipated cost savings and synergies; (4) risks related to international business, including as a result of the RPC transaction, including foreign currency exchange rate risk and the risks of compliance with applicable export controls, sanctions, anti-corruption laws and regulations; (5) uncertainty regarding the United Kingdom’s withdrawal from the European Union and the outcome of future arrangements between the United Kingdom and the European Union; (6) reliance on unpatented proprietary know-how and trade secrets; (7) risks related to the phase-out of the London Interbank Offered Rate (LIBOR), or the replacement of LIBOR with a different reference rate or modification of the method used to calculate LIBOR; (8) increases in the cost of compliance with laws and regulations, including environmental, safety, and production and product laws and regulations; (9) employee shutdowns or strikes or the failure to renew effective bargaining agreements; (10) risks related to disruptions in the overall economy and the financial markets that may adversely impact our business; (11) risk of catastrophic loss of one of our key manufacturing facilities, natural disasters, and other unplanned business interruptions; (12) risks related to the failure of, inadequacy of, or attacks on our information technology systems and infrastructure; (13) risks related to market acceptance of our developing technologies and products; (14) general business and economic conditions, particularly an economic downturn; (15) risks that our restructuring programs may entail greater implementation costs or result in lower cost savings than anticipated; (16) ability of our insurance to fully cover potential exposures; (17) risks related to future write-offs of substantial goodwill; (18) risks of competition, including foreign competition, in our existing and future markets; (19) new legislation or new regulations and the Company’s corresponding interpretations of either may affect our business and consolidated financial condition and results of operations; (20) risks related to the impact of business, travel and safety restrictions related to the COVID-19 pandemic, including on our internal controls over financial reporting and the ongoing process of implementing standardized internal control procedures within the recently acquired RPC Group business; and (21) the other factors discussed under the heading “Risk Factors” in our Annual Report on Form 10-K and subsequent filings with the Securities and Exchange Commission.  We caution you that the foregoing list of important factors may not contain all of the material factors that are important to you.  Accordingly, readers should not place undue reliance on those statements.  All forward-looking statements are based upon information available to us on the date of this release.  All forward-looking statements are made only as of the date hereof and we undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

Berry Global Group, Inc.
Consolidated Statements of Income
(Unaudited)
(in millions of dollars, except per share data amounts)

	Quarterly Period Ended		Two Quarterly Periods Ended
	March 28, 2020	March 30, 2019	March 28, 2020	March 30, 2019
Net sales	$2,975	$1,950	$5,791	$3,922
Costs and expenses:
Cost of goods sold	2,391	1,578	4,687	3,197
Selling, general and administrative	204	143	433	267
Amortization of intangibles	77	39	152	81
Restructuring and transaction activities	19	5	36	16
Operating income	284	185	483	361

Other expense, net	—	23	13	23
Interest expense, net	111	66	229	130
Income before income taxes	173	96	241	208
Income tax expense	47	22	68	46
Net income	$126	$74	$173	$162

Net income per share:
Basic	$0.95	$0.57	$1.31	$1.24
Diluted	0.94	0.55	1.29	1.21

Outstanding weighted-average shares: (in millions)
Basic	132.4	130.5	132.4	130.8
Diluted	134.1	133.8	134.2	133.9

Berry Global Group, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
 (in millions of dollars)

	March 28, 2020	September 28, 2019
Assets:
Cash and cash equivalents	$953	$750
Accounts receivable, net	1,537	1,526
Inventories	1,366	1,324
Other current assets	197	157
Property, plant, and equipment, net	4,467	4,714
Goodwill, intangible assets, and other long-term assets	8,429	7,998
Total assets	$16,949	$16,469

Liabilities and Stockholders' Equity:
Current liabilities, excluding debt	$2,130	$1,935
Current and long-term debt	11,115	11,365
Other long-term liabilities	2,053	1,551
Stockholders’ equity	1,651	1,618
Total liabilities and stockholders' equity	$16,949	$16,469

Berry Global Group, Inc.
   Condensed Consolidated Statements of Cash Flows
(Unaudited)
 (in millions of dollars)

	Two Quarterly Periods Ended
	March 28, 2020	March 30, 2019
Cash flows from operating activities:
Net cash from operating activities	533	331

Cash flows from investing activities:
Additions to property, plant, and equipment, net	(263)	(167)
Other investing activities	(10)	—
Settlement of net investment hedges	246	—
Net cash from investing activities	(27)	(167)

Cash flows from financing activities:
Repayments on long-term borrowings	(1,484)	(122)
Proceeds from long-term borrowings	1,202	—
Proceeds from issuance of common stock	3	20
Debt financing costs	(17)	—
Repurchase of common stock	—	(74)
Payment of tax receivable agreement	—	(16)
Net cash from financing activities	(296)	(192)
Effect of currency translation on cash	7	—
Net change in cash and cash equivalents	203	(28)
Cash and cash equivalents at beginning of period	750	381
Cash and cash equivalents at end of period	$953	$353

Berry Global Group, Inc.
Condensed Consolidated Financial Statements
Segment Information
(Unaudited)
(in millions of dollars)

	Quarterly Period Ended March 28, 2020
	Consumer Packaging - International	Consumer Packaging- North America	Health, Hygiene & Specialties	Engineered Materials	Total
Net sales	$1,095	$706	$576	$598	$2,975

Operating income	$61	$83	$52	$88	$284
Depreciation and amortization	80	64	44	25	213
Restructuring and transaction activities (1)	14	3	1	1	19
Other non-cash charges (2)	20	1	—	2	23
Operating EBITDA	$175	$151	$97	$116	$539

	Quarterly Period Ended March 30, 2019*
	Consumer Packaging - International	Consumer Packaging - North America	Health, Hygiene & Specialties	Engineered Materials	Total
Net sales	$50	$639	$642	$619	$1,950

Operating income	$(5)	$62	$54	$74	$185
Depreciation and amortization	4	53	46	29	132
Restructuring and transaction activities (1)	8	4	6	4	22
Other non-cash charges (2)	—	5	5	5	15
Operating EBITDA	$7	$124	$111	$112	$354

(1)
The current quarter primarily includes transaction activity costs related to the RPC acquisition.  The prior year quarter primarily includes restructuring and transaction related costs related to the Clopay, RPC, and AEP acquisitions.

(2)
Other non-cash charges for the March 2020 quarter primarily includes a $19 million inventory step-up related to the RPC acquisition and $5 million of stock compensation expense.  Other non-cash charges for the March 2019 quarter includes $14 million of stock compensation expense.

* Prior year has been restated to match our current structure.

Berry Global Group, Inc.
Condensed Consolidated Financial Statements
Segment Information
(Unaudited)
(in millions of dollars)

	Two Quarterly Periods Ended March 28, 2020
	Consumer Packaging - International	Consumer Packaging- North America	Health, Hygiene & Specialties	Engineered Materials	Total
Net sales	$2,105	$1,386	$1,117	$1,183	$5,791

Operating income	$105	$133	$86	$159	$483
Depreciation and amortization	161	129	85	54	429
Restructuring and transaction activities (1)	24	4	4	4	36
Other non-cash charges (2)	27	6	4	5	42
Operating EBITDA	$317	$272	$179	$222	$990

	Two Quarterly Periods Ended March 30, 2019*
	Consumer Packaging - International	Consumer Packaging - North America	Health, Hygiene & Specialties	Engineered Materials	Total
Net sales	$101	$1,240	$1,301	$1,280	$3,922

Operating income	$(1)	$95	$100	$167	$361
Depreciation and amortization	8	106	96	60	270
Restructuring and transaction activities (1)	8	5	18	4	35
Other non-cash charges (2)	—	6	6	7	19
Operating EBITDA	$15	$212	$220	$238	$685

(1)
Restructuring and transaction activity costs for the two quarterly periods ended March 28, 2020, are primarily related to the RPC acquisition.  Restructuring and transaction activity costs for the two quarterly periods ended March 30, 2019, are primarily related to the RPC, Clopay, AEP, and Laddawn acquisitions.

(2)
Other non-cash charges for the March 2020 quarter primarily includes $24 million of stock compensation expense and a $19 million inventory step-up related to the RPC acquisition.  Other non-cash charges for the March 2019 quarter includes $17 million of stock compensation expense.

* Prior year has been restated to match our current structure.

Berry Global Group, Inc.
Reconciliation Schedules
(Unaudited)
(in millions of dollars, except per share data)

	Quarterly Period Ended		Four Quarters Ended
	March 28, 2020	March 30, 2019	March 28, 2020

Net income	$126	$74	$415
Add: other expense, net	—	23	145
Add: interest expense, net	111	66	428
Add: income tax expense	47	22	108
Operating income	$284	$185	$1,096

Add: non-cash amortization from 2006 private sale	6	7	27
Add: restructuring and transaction activities (2)	19	22	(123)
Add: other non-cash charges (1)	23	15	90
Adjusted operating income (7)	$332	$229	$1,090

Add: depreciation	136	93	507
Add: amortization of intangibles (3)	71	32	238
Operating EBITDA (6)	$539	$354	$1,835

Add: Pro forma adjustments (5)			292
Adjusted EBITDA (7)			$2,127

Cash flow from operating activities	$315	$170	$1,403
Net additions to property, plant, and equipment	(115)	(92)	(495)
Payment of tax receivable agreement	—	—	(22)
Free cash flow (7)	$200	$78	$886

Net income per diluted share	$0.94	$0.55
Other expense, net	—	0.17
Non-cash amortization from 2006 private sale	0.05	0.05
Restructuring and transaction activities	0.14	0.17
Other non-cash charges (4)	0.14	—
Income tax impact on items above (6)	(0.08)	(0.10)
Adjusted net income per diluted share (7)	$1.19	$0.84

Estimated Fiscal 2020
Cash flow from operating activities	$1,400
Additions to property, plant, and equipment	(600)
Free cash flow (7)	$800

 (1) Other non-cash charges for the March 2020 quarter includes a $19 million inventory step up charge related to the RPC acquisition and $5 million of stock compensation expense.  Other non-cash charges for the March 2019 quarter includes $4 million of stock compensation expense.  For the four quarters ended March 28, 2020, other non-cash charges primarily includes $34 million of stock compensation expense and a $58 million inventory step up charges related to the RPC acquisition.
(2) The current quarter primarily includes transaction activity costs related to the RPC acquisition.  The prior year quarter primarily includes transaction activities related to the Clopay, RPC, and AEP acquisitions.  The four quarters ended March 28, 2020 primarily includes the sale of our SFL business of $214 million, partially offset by other transaction activity expenses related to the RPC acquisition.
(3) Amortization excludes non-cash amortization from the 2006 private sale of $6 million, $7 million, and $27 million for the March 2020 quarter, March 2019 quarter, and four quarters ended March 28, 2020, respectively.
(4) An adjustment was made only for a $19 million inventory step up charge related to the RPC acquisition.  No adjustments were made for stock compensation expense or any other non-cash charges to net income per diluted share for the March 2020 quarter or prior year quarter.
(5) Represents Operating EBITDA for the RPC Group Plc acquisition for the period of March 31, 2019, – June 30, 2019, and unrealized cost savings related to acquisitions partially offset by the Operating EBITDA from the SFL disposition under our ownership in the period.
(6) Income tax effects on adjusted net income is calculated using 25 percent for both the March 2020 and March 2019 quarters, respectively.  The rates used represents the Company’s expected effective tax rate for each respective period.
(7) Supplemental financial measures that are not required by, or presented in accordance with, accounting principles generally accepted in the United States (“GAAP”).  These non-GAAP financial measures should not be considered as alternatives to operating or net income or cash flows from operating activities, in each case determined in accordance with GAAP.  Organic sales growth excludes the impact of currency translation effects and acquisitions.  These non-GAAP financial measures may be calculated differently by other companies, including other companies in our industry, limiting their usefulness as comparative measures.  Berry’s management believes that Adjusted net income and other non-GAAP financial measures are useful to our investors because they allow for a better period-over-period comparison of operating results by removing the impact of items that, in management’s view, do not reflect our core operating performance.

We define “free cash flow” as cash flow from operating activities less additions to property, plant, and equipment and payments under the tax receivable agreement.  We believe free cash flow is useful to an investor in evaluating our liquidity because free cash flow and similar measures are widely used by investors, securities analysts, and other interested parties in our industry to measure a company’s liquidity.  We also believe free cash flow is useful to an investor in evaluating our liquidity as it can assist in assessing a company’s ability to fund its growth through its generation of cash.

Adjusted EBITDA is used by our lenders for debt covenant compliance purposes.  We also use Adjusted EBITDA and Operating EBITDA among other measures to evaluate management performance and in determining performance-based compensation.  Adjusted EBITDA and Operating EBITDA and similar measures are widely used by investors, securities analysts, and other interested parties in our industry to measure a company’s performance.  We also believe EBITDA and Adjusted net income are useful to an investor in evaluating our performance without regard to revenue and expense recognition, which can vary depending upon accounting methods.

Company Contact:
Dustin Stilwell
1+812.306.2964
ir@berryglobal.com

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